EXHIBIT 10.1
SUPERVALU INC.
2002 STOCK PLAN
AMENDMENT NO. 1
TO
RESTRICTED STOCK UNIT AWARD AGREEMENT
     This Amendment No. 1 (this “Amendment”) is made and entered into as of the 16th day of April, 2010, by and between SUPERVALU INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and Jeffrey Noddle (“Mr. Noddle”), an individual who is employed by the Company as its Executive Chairman, in order to amend that certain Restricted Stock Unit Award Agreement (the “Original Agreement”) made and entered into as of the 12th day of October 2006, by and between the Company and Mr. Noddle.
RECITALS
     WHEREAS, pursuant to the Agreement, the Board of Directors of the Company (the “Board”) provided a retention incentive award for Mr. Noddle in the form of restricted stock units (“RSUs”) under the Company’s 2002 Stock Plan (the “Plan”), that vest in installments after the lapse of specified time periods subject to the satisfaction of certain conditions; and
     WHEREAS, the Board has now determined, in light of Mr. Noddle’s retirement from the Company and because the objectives of the Agreement have been met, that the unvested RSUs under the Agreement shall vest on June 24, 2010, the effective date of Mr. Noddle’s retirement, subject to the terms and conditions of the Agreement as amended hereby;
     NOW THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:
          1. Amendment of Original Agreement
     (a) Section 2(a) of the Original Agreement is hereby amended in its entirety to read as follows:
     “(a) Scheduled Vesting. Subject to all of the terms and conditions of this Agreement, including but not limited to the “Conditions to Vesting” set forth in Section 2(b) below, a portion of the RSUs shall vest on the each of the dates set forth in the table below (each a “Vesting Date”), in such a manner that the cumulative amount of RSUs that have vested on each Vesting Date shall correspond to the percentage amounts shown for such Vesting Date, provided Mr. Noddle is in the employ of the Company on the applicable Vesting Date.

Percentage of
Date	RSUs Vested
October 12, 2009	25%
June 24, 2010	100%
     (b) Section 2(b)(ii) of the Original Agreement is hereby amended in its entirety to read as follows:
     “(ii) Adjustments/Forfeiture Based on Stock Value. On each Vesting Date, the Company shall determine the average of the fair market values of its Common Stock on each trading day that has occurred during the preceding ninety (90) calendar days. Such average shall be determined by taking the aggregate of the average of the opening and closing sale prices of the Company’s Common Stock as reported on the New York Stock Exchange for each day on which the New York Stock Exchange was open for trading during such ninety day period and on which the Company’s Common Stock was permitted to be traded, and dividing the result by the number of such days. The result so determined shall be referred to herein as the “Average FMV” for such Vesting Date.

     If the Average FMV determined as of the Vesting Date is less than $32.77 (the “Reference Value”), the amount of RSUs scheduled to vest on that date shall be reduced by an amount equal to the percentage difference between the Reference Value and such Average FMV, and the amount of RSUs so reduced shall be shall be forfeited and Mr. Noddle shall have no rights with respect to same.”
     (c) Section 2(b)(iv) of the Original Agreement is hereby deleted in its entirety, and Section 2(b)(v) of the Original Agreement is hereby renumbered as Section 2(b)(iv).
     (d) Section 4(a) of the Original Agreement is hereby amended in its entirety to read as follows:
     “(a) If all or a portion of the RSUs vest pursuant to Subsection 2(a) or 2(b) above, the Company shall make payment to Mr. Noddle no later than the 30th day following the date on which such RSUs vest by issuing one share of Common Stock for each RSU that has vested. Issuance shall be in book entry or certificate form, registered in the name of Mr. Noddle.”
          2. General Provisions
     (a) This Amendment shall be construed in connection with and as part of the Agreement, and except as modified and expressly amended by this Amendment, all terms, conditions and covenants contained in the Agreement are hereby ratified and shall be and remain in full force and effect.
     (b) The validity, construction and effect of this Amendment, and any rules and regulations relating to this Amendment, shall be determined in accordance with the laws of the State of Minnesota (other than its law respecting choice of law), except to the extent the general corporation law of the State of Delaware would be applicable.
     (c) The headings in this Amendment are for convenience of reference only and shall not be deemed in any way to be material or relevant to the construction or interpretation of this Agreement or any provision hereof.
     IN WITNESS WHEREOF, the Company and Mr. Noddle have signed this Agreement as of the 16th day of April, 2010.

SUPERVALU INC.

By:	/s/ David E. Pylipow	/s/ Jeffrey Noddle

	David E. Pylipow	Jeffrey Noddle
Its: Executive Vice President,
Human Resources

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